EXHIBIT 99.1

KAZ, INC. AND SUBSIDIARIES

Consolidated Financial Statements

As of and for the Fiscal Year Ended April 30, 2010

KAZ, INC. AND SUBSIDIARIES
TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Kaz, Inc.

Southborough, Massachusetts

We have audited the accompanying consolidated balance sheet of Kaz, Inc. and Subsidiaries (the “Company”) as of April 30, 2010, and the related consolidated statement of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the fiscal year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2010, and the results of its operations and its cash flows for the fiscal year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 30, 2010

KAZ, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF APRIL 30, 2010
(In thousands)

2010
ASSETS

Current Assets:
Cash and cash equivalents	$23,429
Accounts receivable, net of allowances for bad debts of $4,727 in 2010	27,625
Inventories, net	41,982
Prepaid expenses and other current assets	4,741
Income tax receivable	3,762
Deferred tax asset	47

Total current assets	101,586

Property and equipment, net	7,052
Goodwill	3,147
Intangible assets, net	12,472
Other assets	3,264

Total Assets	$127,521

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Current maturities of long-term debt	$205
Accounts payable	35,080
Accrued expenses and other current liabilities	31,389

Total current liabilities	66,674

Long-term debt	3,079
Stock compensation liabilities	11,005
Warrant liabilities	10,761
Derivative liabilities	6,000
Other liabilities	2,606

Total Liabilities	100,125

Commitments and contingencies (Note 10)	—

Redeemable convertible preferred stock	51,319

Stockholders’ Deficit:
Common stock	116
Additional paid-in capital	—
Accumulated deficit	(34,777)
Accumulated other comprehensive income	10,738

Total stockholders’ deficit	(23,923)

Total Liabilities and Stockholders’ Deficit	$127,521

See notes to consolidated financial statements

KAZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-THREE WEEKS ENDED APRIL 30, 2010
(In thousands)

2010

Net sales	$422,724
Cost of goods sold	287,348

Gross profit	135,376

Selling expenses	67,368
General and administrative expenses	48,560
Research and development expenses	9,169
Restructuring, impairments and other	5,836

Operating income	4,443

Other expenses:
Interest expense, net of interest income of $10 in 2010	5,012
Other, net	1,971

Total other expenses	6,983

Loss before provision for income taxes	(2,540)
Provision for income taxes	1,532

Net loss	$(4,072)

See notes to consolidated financial statements

KAZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FIFTY-THREE WEEKS ENDED APRIL 30, 2010
(In thousands except share information)

											Accumulated
	Series A		Class A		Class B		Class C		Additional		Other	Total	Other
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity	Loss

Balance at April 25, 2009	318.43	37,685	548.40	55	548.40	55	56.33	5	7,711	(6,342)	7,100	8,584

Cumulative effect of adoption of new accounting standard related to warrant liabilities									(2,184)	(427)		(2,611)
Stock-based compensation	—	—	—	—	—	—	7.70	1	90	—	—	91
Repurchase of common stock	—	—	—	—	—	—	(0.62)	—	(29)	—	—	(29)
Preferred stock dividend prior to Recapitalization Agreement	—	1,596	—	—	—	—	—	—	(1,271)	(325)	—	(1,596)
Reclass stock-based compensation to liabilities	—	—	—	—	—	—	—	—	(4,317)	—	—	(4,317)
Impact of Recapitalization Agreement, net of transaction costs totaling $719	—	18,038	—	—	—	—	—	—	—	(18,757)	—	(18,757)
Reclassification of embedded derivative	—	(6,000)	—	—	—	—	—	—	—	—		—
Incremental management fee payable to holders of the Series A preferred stock	—	—	—	—	—	—	—	—	—	(320)	—	(320)
Payment to holders of the Series A preferred stock	—	—	—	—	—	—	—	—	—	(700)	—	(700)
Issuance of warrants to Series A preferred stockholders										(3,834)		(3,834)
Comprehensive loss:												—
Net loss	—	—	—	—	—	—	—	—	—	(4,072)	—	(4,072)	$(4,072)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	3,638	3,638	3,638
Total comprehensive loss													$(434)
Balance at April 30, 2010	318.43	$51,319	548.40	$55	548.40	$55	63.41	$6	$—	$(34,777)	$10,738	$(23,923)

See notes to consolidated financial statements

KAZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FIFTY-THREE WEEKS ENDED APRIL 30, 2010
(In thousands)

2010
OPERATING ACTIVITIES:
Net loss	$(4,072)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	3,412
Interest accretion and amortization of debt discount	2,517
Provisions for accounts receivable valuation allowances	1,506
Gain on disposal of property and equipment	(1,611)
Stock-based compensation	6,779
Loss on foreign currency transactions	502
Provision (benefit) for deferred income taxes	575
Increase in warrant liability	4,316
Changes in assets and liabilities:
Accounts receivable	11,949
Inventories	28,520
Prepaid expenses and other current assets	2,707
Income tax receivable	(1,619)
Other assets	(181)
Accounts payable	7,422
Accrued expenses and other current liabilities	4,098
Other liabilities	(915)
Net cash provided by operating activities	65,905

INVESTING ACTIVITIES:
Capital expenditures	(1,640)
Proceeds from sale of equipment	2,011
Net cash provided by investing activities	371

FINANCING ACTIVITIES:
Principal payments on revolving line of credit, net	(14,497)
Transaction costs related to the recapitalization	(719)
Payment to the holders of the Series A preferred stock	(700)
Repurchase of common stock	(29)
Principal payments on long-term debt	(34,347)
Net cash used in financing activities	(50,292)
Effect of foreign exchange on cash	1,673
Net increase in cash and cash equivalents	17,657
Cash and cash equivalents, beginning of fiscal year	5,772
Cash and cash equivalents, end of fiscal year	$23,429

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the fiscal year for:
Interest	$2,879
Income taxes	$1,971

Non-cash transactions:
Issuance of derivatives, incremental management fee, and warrants to the holders of the series A preferred stock	$10,154

See notes to consolidated financial statements

KAZ, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIFTY-THREE WEEKS ENDED APRIL 30, 2010
(In thousands except share and per share information)

1.                    BUSINESS

Kaz, Inc. and its Subsidiaries (the “Company”) is a leading provider of a broad range of consumer products.  The Company’s three primary product categories, Home Healthcare, Home Environment, and Lawn & Garden, source, market, and distribute a number of well-recognized brands, including: Home Healthcare: Vicks®, Braun®, Kaz®, Smart-Temp®, and SoftHeat®; Home Environment: Honeywell®, Duracraft®, and Dunlap®; and Lawn & Garden: Stinger® and Nosquito®.   Products are sold primarily to retailers in the United States and Europe.  The Company maintains its headquarters in Southborough, Massachusetts.

On December 14, 2009, the Company entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with the holders of the outstanding shares of Series A preferred stock.

The Recapitalization Agreement amended the terms of the Series A preferred stock to remove the redemption rights that were previously held by the holders of the Series A preferred stock.  In exchange for the removal of the redemption rights, the Company (i) paid the holders of the Series A preferred stock $700,000, (ii) issued fully vested, immediately exercisable warrants to purchase shares of Class B common stock of the Company, (iii) increased the annual dividend rate from 10% to 15% effective to October 1, 2009, (iv) increased the annual management fees paid to the Series A stockholders from $90,000 to $250,000, and (v) agreed to undertake a process that is expected to result in a transaction in which the Series A stockholders may liquidate their interests in the Company by September 30, 2011.  Such a transaction may be in the form of a sale of the Company or a refinancing.

The Recapitalization Agreement provides that the amount payable to the holders of the Series A preferred stock, upon a sale of the Company, will be equal to the greater of the Series A liquidation preference amount or the fair value that would be received if the Series A preferred stock were converted to common stock immediately prior to the sale of the Company.  If the liquidity event is a qualified refinancing, the amount payable to the holders of the Series A preferred stock will be equal to the fair value that would be received if the Series A preferred stock were converted to common stock immediately prior to the sale of the Company, subject to a collar.

The majority holders of the Company’s common stock have executed proxies that provide the holder of the Series A preferred stock certain rights if no transaction has occurred by September 30, 2011 or June 30, 2012, if an extension fee is paid by the Company.  These proxies allow the holders of the Series A preferred stock to vote the shares held by the majority common stockholders to approve a sale of the Company, approve any actions necessary to consummate a sale of the Company and remove all directors not appointed by the holders of the Series A preferred stock.

Concurrent with the execution of the Recapitalization Agreement, the Board amended certain employment agreements, amended certain restricted stock agreements and granted new awards to management.  See additional details regarding the Recapitalization Agreement and other related transactions in Stockholders’ Equity — Note 12.

2.                      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the consolidated accounts of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  All intercompany transactions and balances have been eliminated upon consolidation.  The Company is on a 52/53 week fiscal calendar which results in the year ending on the last Friday in April.

Foreign Operations

The functional currency for most of the consolidated foreign operations is the local currency.  Assets and liabilities are translated at the year-end exchange rates; income and expenses are translated at average exchange rates during the year.  Translation adjustments arising are reported in accumulated other comprehensive income in the consolidated balance sheet.  Transaction gains and (losses) are recognized in the statement of operations, reported within ‘other, net’ and totaled ($502) for the fiscal year ended April 30, 2010.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Concentration of Credit Risk

Substantially all of the Company’s trade receivables are due from retailers and distributors located throughout the United States, Europe, Latin America, Canada and Asia Pacific.  The Company had one customer that individually comprised 20% of gross sales for the fiscal year ended April 30, 2010, and the Company had another customer that individually comprised 10% of gross sales for the fiscal year ended April 30, 2010.  Only one customer, that represented 12%, comprised more than 10% of net accounts receivable at April 30, 2010.

Warrant Liabilities

Warrants for purchase of common stock that are not considered to be indexed to the Company’s own stock are classified as a liability on the Company’s balance sheet.  Changes in the fair value of these warrants are recorded in the statement of operations.  The Company classified the liability as noncurrent as settlement is not expected within the next twelve months.  See further discussion in Note 12.

Redeemable Convertible Preferred Stock

The Company classifies redeemable convertible preferred stock that is redeemable outside of the Company’s control outside of permanent equity.  The Company records redeemable preferred stock at fair value upon issuance, net of any issuance costs or discounts.  The carrying value is increased for increases (if any) in the redemption value.  These increases are effected through charges against retained earnings, if any, and then to the additional paid-in capital.

Share-Based Payments

The Company recognizes compensation for share-based payments in an amount equal to the grant date fair value of such awards that are expected to vest, generally on a straight-line basis.  The Company has never awarded share-based payments to non-employees.  Share based awards that allow the holder to settle the award in cash and the Company believes are probable of being settled in cash are classified as liabilities.  Because no settlement is anticipated in the next twelve months, the liabilities are classified as long-term.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, marketable securities held in a deferred compensation plan, accounts payable and long-term debt.  Fair value hierarchy classifies fair value measurements based on the inputs used in measuring fair value.  The inputs include:  Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets; Level 2, defined as inputs other than quoted prices in active markets for similar instruments that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of accounts receivable and accounts payable are considered reasonable estimates of their fair value, due to the short maturity of these instruments.

The Company’s long-term debt has never been traded and there are no available quotes or other Company specific observable market inputs to arrive at the fair value of the Company’s long-term debt.  Based upon consideration of the terms of the Company’s long-term debt, the Company’s credit worthiness, general market conditions and yields on similar debt obligations, management believes that the carrying value is a reasonable estimate of the fair value of long-term debt at April 30, 2010.

The following table presents information about the assets measured at fair value on a recurring basis as of April 30, 2010:

Description	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities as of April 30, 2010	$1,137	$—	$—	$1,137

Liabilities:
Warrant liabilities as of April 30, 2010	$—	$—	$10,761	$10,761
Derivative liability as of April 30, 2010	$—	$—	$6,000	$6,000

The following table summarizes the changes in the fair value of the warrant and derivative liabilities, which are based on level 3 inputs:

	Derivative	Warrants
Balance - April 24, 2009	$—	$—
Cumulative effect of new accounting standard related to warrant liabilities	—	2,611
Issuance of new instruments	6,000	3,834
Increase in fair value recognized in other expense	—	4,316
Balance - April 30, 2010	$6,000	$10,761

See additional discussion of the fair value of the warrant liability included in Note 12.

The Company’s marketable securities in the deferred compensation plan include mutual funds that are carried at fair value and are classified as other long term assets.  Fair value of these securities has been determined based upon market quotes for identical assets at the balance sheet date.

The fair value of the derivative liability was determined by comparing the fair value of the Series A preferred stock that included all of the embedded features that gave rise to the derivative liability to the fair value of the Series A preferred stock that excluded the embedded features.  The difference in the two values was deemed to be the fair value of the derivative.  The fair value of the Series A preferred stock was determined using an option pricing model to allocate the fair value of the Company to the various classes of securities.  The option pricing model contemplates the rights and preferences of the various debt and equity securities that are outstanding.  The determination of the fair value of the Company is discussed further in Note 12.

Accounts Receivable

The Company provides credit, in the normal course of business, to its customers.  The Company maintains an allowance for doubtful accounts for estimated losses that may result from the inability of the Company’s customers to make required payments.  That estimate is based on a variety of factors, including historical collection experience, current economic and market conditions, and a review of the current status of each customer’s trade accounts receivable.  The Company charges actual losses to this allowance.  The Company does not require collateral in support of trade receivables.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.  Inventories are reduced by reserves for excess and obsolete inventories of $8,946 at April 30, 2010.

Property and Equipment

Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the respective assets.  Major improvements that extend the life, capacity, or efficiency of the assets are capitalized.  Other maintenance costs are expensed when incurred.

Goodwill and Intangible Assets

Goodwill is not amortized; however, it is subject to evaluation for impairment annually on the last day of the fiscal year, or more frequently if facts and circumstances warrant, using a fair value based test.  There were no goodwill impairments recorded in the period presented.

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 10 years.

Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets and finite-lived intangible assets when events and circumstances indicate that the carrying amount may not be recoverable.  The carrying value is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset.  Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the risk involved.

Revenue Recognition

Revenue is recognized when products are shipped, price is fixed or determinable, persuasive evidence of an arrangement exists, title and risk of loss passes to the customer, and collection of the resulting receivable is reasonably assured.  Revenue is recorded net of estimated returns, discounts and allowances.

Sales Incentives and Trade Promotion Allowances

The Company offers sales incentives and promotional programs to its customers from time to time in the normal course of business.  These incentives and promotions typically include arrangements known as slotting fees, volume discounts, cooperative advertising, and buy-backs for defective units.  The majority of such arrangements are recorded as a reduction to gross sales at the time that the sale giving rise to the incentive or allowance is recorded.

Shipping and Handling Costs

Shipping and handling costs for fiscal 2010 were $11,850 and are included in selling expenses.  Amounts billed to customers, for shipping and handling, if any, are reported in net sales.

Advertising Costs

Advertising costs consist primarily of media placement and promotions, and are expensed as incurred.  The amount charged to advertising and included in selling expenses for the fiscal year ended April 30, 2010 was $1,576.

Income Taxes

The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary and permanent differences between such income and that recognized for tax return purposes. Deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax basis of existing assets and liabilities.  A valuation allowance is provided for deferred tax assets that are not considered more likely than not to be realizable.

The Company adopted a new accounting standard related to accounting for uncertain tax positions on April 25, 2009.  This new standard changed the framework for accounting for uncertainty in income taxes.  The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position.  The tax benefits recognized in the consolidated financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.  The adoption of this new accounting standard did not have a significant impact on the Company’s financial statements.  The Company recognizes interest and penalties related to uncertain tax positions within the provision for income taxes.  The Company has no significant tax reserves as of April 30, 2010 or April 25, 2009, the date of adoption of the new standard.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.  At April 30, 2010, the Company’s cash and cash equivalents was comprised solely of cash held in depository accounts.

Derivative Instruments

Derivative instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair value, with gains or losses recognized in earnings or other comprehensive income depending on the designation of the derivative.  The Company determines the fair value of derivative instruments based on valuation models, giving consideration to all of the rights and obligations of each instrument.  The Company may from time to time enter into foreign currency contracts to manage exposures to foreign currency risk.  There were no free-standing derivatives during the period presented.

The Company occasionally enters into financial instruments that contain derivative instruments that are embedded in the financial instrument. Upon entering into the financial instrument, the Company assesses (i) whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e. the host contract), (ii) whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument and (iii) whether the instrument is indexed to the Company’s own stock and would be classified in stockholders’ equity. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, (2) a separate instrument with the same terms would qualify as a derivative instrument or (3) the embedded derivative is not indexed to the Company’s own stock or would be classified outside of stockholders’ equity, the embedded derivative is separated from the host contract and carried at fair value.  Changes in fair value are recognized in the statement of operations in other income or expense.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.  Subsequent events have been evaluated through August 30, 2010, the date the financial statements became available to be issued.

3.                    INVENTORIES

The components of inventories at April 30, 2010 are as follows:

Raw materials	$1,664
Work in process	—
Finished goods	40,318
$41,982

4.                    PROPERTY AND EQUIPMENT

The components of property and equipment at April 30, 2010 are as follows:

	Useful Lives
Land		$225
Building and improvements	10 to 31.5 yrs	7,279
Machinery and equipment	3 to 15 yrs	8,325
Computer equipment	3 to 5 yrs	2,104
		17,933
Less accumulated depreciation		(10,881)
		$7,052

The Company owns a manufacturing facility and land in Hudson, New York.  At the end of fiscal 2009 the Company idled this facility, exclusive of the administrative offices, due to the exit of manufacturing.  This facility is currently being marketed.  The carrying value of the Hudson facility is $3,606 at April 30, 2010.  As the company is still utilizing the building for administrative functions, the building is classified as held for use in property and equipment.

Depreciation expense for fiscal 2010 was $1,259.

5.                    INTANGIBLE ASSETS

Intangible assets at April 30, 2010 were as follows:

	Useful Lives
Patents	5 years	$1,808
Trademarks and customer relationships	10 years	17,982
Product technology	5 years	857
		20,647
Less accumulated amortization		(8,175)
		$12,472

Annual estimated amortization expense on the intangible assets is as follows:

Fiscal Years	Amount
2011	$2,332
2012	1,898
2013	1,798
2014	1,798
2015	1,798
2016 and thereafter	2,848
$12,472

Amortization expense for fiscal 2010 was $2,153.

6.                      INCOME TAXES

Loss before provision for income taxes was comprised of:

Domestic	$(4,519)
Foreign	1,979
$(2,540)

The Company’s income tax provision for the fiscal year ended April 30, 2010 is comprised of the following:

Current:
Federal	$(894)
State and local	224
Foreign	1,627
957
Deferred:
Federal	86
State and local	(8)
Foreign	497
575
$1,532

For the fiscal year ended April 30, 2010 the effective tax rate differed from the statutory U.S. Federal rate due primarily to the impact of state, local and foreign taxes, deferred income taxes associated with the difference between the accounting for goodwill amortization that is deductible for income tax purposes but not for financial reporting purposes, and the recording of a valuation allowance on the reversing deferred tax assets.

At April 30, 2010, the Company had unremitted earnings of foreign subsidiaries of approximately $70,822.  These earnings are reinvested for the foreseeable future in foreign operations therefore no provision has been made for taxes that might be payable upon remittance of such earnings.

The components of deferred income tax assets and liabilities at April 30, 2010 are as follows:

Deferred tax assets
Accrued expenses and other liabilities	$3,626
Deferred compensation and share-based payments	3,265
Inventory	1,768
Allowances for bad debt and returns	1,708
Tax credits	3,360
Net operating losses	26,294

Total deferred tax assets	40,021
Less valuation allowances	(39,896)

Net deferred tax assets	125

Deferred tax liabilities

Goodwill & depreciation	(1,245)

Net deferred tax liabilities	(1,245)

Total	$(1,120)

A valuation allowance of $39,896 was recorded at April 30, 2010 and represents the portion of the tax operating loss carryforwards and other future deductible items which it is not more likely than not that the benefits of such items will be realized.  The change in the valuation allowance was $1,853 for the fiscal year ended April 30, 2010.

The components of deferred income tax assets and liabilities at April 30, 2010 consist of the following:

Deferred tax asset, current	$47
Other assets, noncurrent	310
Accrued expenses and other current liabilities	(745)
Other liabilities, noncurrent	(732)
$(1,120)

At April 30, 2010 the Company had net operating loss carryforwards that will expire, if unused, as follows:

	Federal	State	Foreign
Fiscal 2010 through 2029	$16,778	$12,171	$71,008
Indefinite	—	—	20,524
	$16,778	$12,171	$91,532

In addition, the Company has foreign tax credits of $2,829 that will expire, if unused, in years 2014 through 2019.  Changes in the Company’s ownership, as defined in the U.S. Internal Revenue Code, may limit the Company’s ability to utilize net operating loss carryforwards and tax credits.

The Company files tax returns in the United States, Massachusetts and certain other states.  The tax years 2003 through 2010 remain open to examination by domestic tax jurisdictions to which the Company is subject.  The Company is currently under examination by the Internal Revenue Service for the tax years 2003 to 2008.

In addition, the Company files tax returns in many foreign jurisdictions, the most significant of which are the United Kingdom, Switzerland and Hong Kong.  The tax years 2004 through 2010 remain open to examination by these international taxing jurisdictions to which the Company is subject.  Other jurisdictions throughout Europe, Asia and South America are not deemed material.

The company recognizes both accrued interest and penalties related to unrecognized benefits in income tax expense.  The Company has not recorded any interest or penalties on any unrecognized tax benefits.  The Company does not believe that there are any material uncertain tax positions at April 30, 2010.

7.                    LONG TERM DEBT

Debt is comprised of the following on April 30, 2010:

Development bond	$3,284
Less current portion	205
Long term portion of debt	$3,079

The Company has revolving lines of credit with a group of banks for a maximum of $95,000 of available borrowings.  At April 30, 2010, the amount available under the revolving lines of credit totaled $38,807, which is dependent upon the level of eligible accounts receivable and inventory.  On January 14, 2010, the Company amended the lines of credit agreements.  The expiration dates for all facilities were amended to September 30, 2011, and no repayments are due until such date.  At the Company’s option, interest is at the greater of the bank’s prime rate or the Federal Funds Effective rate plus ½ of 1%.  The lines of credit are secured by the tangible property of Kaz, Inc., and its wholly-owned Subsidiaries Kaz USA, Inc., Kaz Canada, Inc., Kaz Europe S.A. and Kaz (Far East) Limited.

On December 8, 2006, the Company entered into a term loan.  The loan had an original principal amount of $40,000 and was due December 8, 2011.  Interest was charged at a rate of 12% per annum on the outstanding principal amount excluding payment-in-kind interest of 4% on the outstanding principal.  The 4% payment in kind was recorded as interest expense and was an increase to the principal loan balance.  In December 2009, the Company paid the remaining principal balance owed.

In 1997 the Company secured a variable rate development bond for the construction of one of its facilities.  The bond is secured by a letter of credit that reduces the availability under the revolving line of credit discussed above, and is due on May 1, 2025.  Principal and interest are payable monthly.  Interest rates for the fiscal year ended April 30, 2010 ranged between 0.225% and 4.3125%.  Annual contractual principal repayment requirements are $205 for fiscal 2011 to 2025.

8.                    RESTRUCTURING

During 2009, the Company initiated a plan to close its three manufacturing facilities located in the United States and China. This restructuring was based on management’s determination that outsourcing manufacturing will result in significant cost savings, reduced working capital requirements, improved product quality, and increased on-time delivery to customers.  As of April 24, 2009, manufacturing operations ceased at all locations and the restructuring activities were considered substantially complete.  In 2010, the charges recorded in China related primarily to residual customs and duty charges.

The Company initiated a plan to centralize the organizational business model within Europe, and the first step was to move the regional headquarters to an office in Lausanne, Switzerland.  Over a two year period all functions, except sales, were moved to this office.  The final stage of the project consisted of the centralization of the warehouses within Europe, and, in August 2009, the Company approved the recommendation to centralize warehouses to one facility located in Belgium.  Costs related to this centralization were recorded as restructuring costs in 2010.

For 2010, the Company recorded the following restructuring costs:

	Employee Terminations	Other	Total
Reserve balance at April 24, 2009	$2,599	$4,189	$6,788
Provision for restructuring	273	5,563	5,836
Cash payments and non-cash charges	(2,756)	(4,424)	(7,180)
Reserve balance at April 30, 2010	$116	$5,328	$5,444

Other charges consist of custom and duty charges of ($3,986) and other contract termination costs ($1,577).

Substantially all remaining obligations will be paid by April 30, 2011.

9.                    EMPLOYEE BENEFIT PLANS

The Company maintains a profit-sharing plan which provides, among other things, that the Company may contribute out of its net profits an amount determined by the Board of Directors not to exceed certain amounts of the annual compensation of each eligible participant.  The Company did not make any contributions to the plan for the fiscal year ended April 30, 2010.

The Company maintains a 401(k) plan (the “Plan”) which provides, among other things, that the Company will match a portion of employees’ contributions to the Plan.  The Plan requires the Company to match 100% of the first 3% and 50% of the next 2% of employees’ contributions.  The Company’s contribution to the Plan for the fiscal year ended April 30, 2010 was $586.

The Company also maintains a nonqualified deferred compensation plan for the benefit of the key employees. The plan allows for eligible employees to defer a portion of their total compensation. The assets of the deferred compensation plan are held in a rabbi trust and are invested in marketable securities, comprised primarily of mutual funds.  The marketable securities are accounted for as trading securities with all changes in fair value being recognized in other income or expense.  The carrying value of the deferred compensation plan assets and related obligation totaled $1,137 at April 30, 2010.

10.             COMMITMENTS

Lease Commitments

At April 30, 2010, minimum lease commitments under operating leases, primarily for buildings, are as follows:

Fiscal Years	Amount
2011	$1,969
2012	1,888
2013	1,838
2014	1,611
2015	1,537
$8,843

Lease expense for the fiscal year ended April 30, 2010 was $3,153.

Royalty Commitments

The Company maintains several license agreements to manufacture and sell certain products.  Royalties are due to the licensors based upon sales of the licensed products.  At April 30, 2010, minimum guaranteed royalty commitments are as follows:

Fiscal Years	Amount
2011	$10,231
2012	10,231
2013	10,231
2014	10,231
2015	10,231
$51,155

The royalty agreements have indefinite terms and the minimum commitments extend to the termination of the agreement by either party.

For the fiscal year ended April 30, 2010, the Company recognized royalty expense of $15,949, which is reported in selling expenses in the consolidated statement of operations.

Procurement Commitments

The Company outsources manufacturing of its products.  As a result of this outsourcing, as of April 30, 2010, the Company had purchase commitments of $10,839 for these products.  There were no commitments beyond fiscal 2011.

Legal Proceedings

The Company is party to certain legal proceedings arising in the ordinary course of business.  The Company believes that none of these proceedings will have a material adverse effect on the Company’s business, results of operations or financial condition.

Employment Agreements

The Company has entered into employment agreements with certain members of senior management. The terms of these agreements include specified employment terms and provide for defined severance payments and acceleration of vesting of share based awards under certain circumstances, including a sale of the company, other refinancing or recapitalization as well as termination without cause.

Other

The Company is subject to audits on sales and use taxes, unclaimed property, employee benefits, VAT, customs and other assessments.  A comprehensive multi-year customs audit is currently in progress in China.  While management believes that known and estimated liabilities have been adequately provided for, additional liabilities could be assessed.  Management does not believe that such outcome would have a material negative impact on the financial position, results of operations and cash flows.

11.             RELATED PARTIES

The Company has an agreement with the holders of the Series A preferred stock for an annual management fee.  In connection with the Recapitalization Agreement, the annual fee was increased from $90 to $250, effective October 1, 2009.  During fiscal 2010, the Company paid $236 to the holders of the Series A preferred stock for the management fee, including out-of-pocket costs.

The Company leased certain warehouse facilities from a stockholder under an operating lease.  This lease was at an annual rental of $96 and expired August 31, 2009.

12.             REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Redeemable Convertible Preferred Stock

At April 30, 2010, the Company had 318.43 shares of Series A redeemable convertible preferred stock $.01 par value authorized, issued and outstanding.

Each share of preferred stock is convertible into Class A and B common stock based on a conversion ratio that is subject to adjustment for stock splits.  As of April 30, 2010, each share of preferred stock can be converted into 0.30392 Class A common shares and 0.69608 of Class B common shares.  Conversion of the shares is at the option of the holder or at the option of the Company in the event of an initial public offering of the Company’s common stock. The preferred stock has voting rights proportional to the conversion ratio of those shares to Class A and B common stock.

The Recapitalization Agreement discussed in Note 1, among other things, amended the terms of the Series A preferred stock to terminate the existing redemption rights of the Series A preferred stock.  This agreement is the means by which the holders of the Series A preferred stock may, in an orderly manner, effect a liquidation of its interest in the Company through a sale of the Company or a refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased.

In the event of a sale of the Company, the holders of the Series A preferred stock are entitled to receive the greater of (i) the amount that would be received if the Series A preferred stock were converted to common stock prior to the completion of the sale or (ii) the liquidation preference, which is equal to the original purchase price plus accrued dividends.  The liquidation preference at April 30, 2010 is $42,687.  In the event of a refinancing, the holders of the Series A preferred stock are entitled to an amount based upon the fair value of the Company that would be received if the Series A preferred stock were converted to common stock and the Company was sold.  This amount is subject to a collar.  The collar establishes a minimum repurchase price that results in the holders realizing a 19% annual rate of return on the initial value of $39,281 and a maximum repurchase price that results in the holders realizing a 24% annual rate of return on that initial value totaling $39,281 from October 1, 2009 through the date of the refinancing event.

As part of the Recapitalization Agreement, a group of common stockholders that comprise more than 50% voting control of the Company have executed proxy agreements with the holders of the Series A preferred stock that allow the holders of the Series A preferred stock to vote the shares held by this group of common stockholders if a sale of the Company or a refinancing has not occurred by September 30, 2011.  The proxy rights are for the limited purposes of approving a sale of the Company or taking any action necessary to consummate a sale of the Company, including the removal and replacement of the members of the Board of Directors.  The Company may elect to defer the effective date of the proxy rights from September 30, 2011 to June 30, 2012 if the Company makes a $2,500 payment in cash to the holders of the Series A preferred stock and an automatic increase in the liquidation preference totaling $1,500.  In addition, if the Company elects to defer the effective date of the proxy rights to June 30, 2012, the annual rates of return stipulated in the collar discussed above are increased such that the minimum rate of return increases from 19% to 21% and the maximum annual rate of return increases from 24% to 26%.

If a sale of the Company occurs on or prior to the first anniversary of a refinancing in which the holders of the Series A preferred stock redeemed their interests and the amount that would have been realized by the holders of the Series A preferred stock if the holders had converted the preferred stock to common stock would have been greater than the amount received upon the refinancing, the Company is required to pay the difference to the holders of the Series A preferred stock.

The Company has the right to redeem up to $20,000 of the Series A preferred stock at any time between April 1, 2010 and October 1, 2010.  If a sale or refinancing of the Company occurs on or prior to the first anniversary of any such partial redemption, the Company is required to pay to the holders of the Series A preferred stock the difference, if any, between the amount that was redeemed and the amount that would have been realized by the holders of the Series A preferred stock had the preferred stock not been redeemed.

The preferred stock includes certain provisions, including the conversion option, the ability to redeem the shares upon a sale of the Company or a refinancing, the extension payment and the price protection provided by the Company for the one year period following a refinancing, were determined to be embedded derivative instruments that require bifurcation from the Series A preferred stock.  The fair value of the embedded derivatives were measured at the date of the Recapitalization Agreement and determined to be $6,000.  The liability has been recognized as long-term as settlement is not anticipated in the next twelve months.  The embedded derivative is required to be accounted for at fair value at each reporting date, and changes in fair value will be recognized in the statement of operations.  The change in the fair value of the derivative liability from the date of issuance to April 30, 2010 was determined to be immaterial.

In exchange for entering into Recapitalization Agreement, the Company (i) paid the holders of the Series A preferred stock $700, (ii) issued fully vested, immediately exercisable warrants to purchase shares of Class B common stock of the Company, (iii) increased the annual dividend rate from 10% to 15% effective to October 1, 2009, and (iv) increased the annual management fees paid to the Series A stockholders from $90 to $250.  The effects of the Recapitalization Agreement have been accounted for as a redemption and reissuance of the Series A preferred stock, in which the previous carrying value of the Series A preferred stock was compared to the fair value of the Series A preferred stock immediately after the Recapitalization Agreement.  The difference totaling $18,757 was recognized as a dividend to the holders of the Series A preferred stock.  The carrying value of the Series A preferred stock was then reduced by $719 of transaction costs and $6,000, which was the fair value of the embedded derivative instruments discussed above.  The cash payment to the holders of the Series A preferred stock, totaling $700, the incremental management fee, totaling $320, and the fair value of the warrants issued to the holders of the Series A preferred stock, totaling $3,834, were also recognized as dividends to the holders of the Series A preferred stock.

Concurrent with the execution of the Recapitalization Agreement, the Board amended certain employment agreements, amended certain restricted stock agreements and granted new awards to management.  See discussion below.

Common Stock

Common stock at April 30, 2010 consisted of the following:

Class A, voting shares, $100 par value; authorized 1,000 shares; issued and outstanding 548.407 shares	$55
Class B, non-voting shares, $100 par value; authorized 1,000 shares; issued and outstanding 548.407 shares	55
Class C, non-voting shares, $100 par value; authorized 1,000 shares; issued and outstanding 63.404 shares	6
Total; authorized 3,000 shares; issued and outstanding 1,160.218	$116

Common Stock is comprised of three different classes.  Class A consists of voting shares; Class B consists of non-voting shares; and Class C consists of non-voting shares reserved for stock based compensation.  Dividends to common shareholders are allowed only if a proportionate share is paid to the holders of the preferred stock and all dividends due from past and current periods have been paid.

Warrant Liabilities and Adoption of New Accounting Standard

On December 8, 2006 the Company issued a series of detachable common stock warrants to BlackRock Kelso as part of the financing arrangement as described in Note 7.  The warrants entitled the holder to purchase 105.199 shares of Class B common stock at a weighted-average price of $96 per share and expire on December 7, 2016.  The warrants were valued at $2,184 upon issuance and were classified as equity upon issuance.

Effective April 25, 2009, the Company was required to adopt a new accounting standard that requires the Company to use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to the Company’s own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  As a result of the adoption of this new standard, the warrants issued to BlackRock Kelso that were outstanding on the date of adoption, which were previously classified within stockholders’ equity, were re-evaluated to determine whether the warrants continue to (i) be indexed to the Company’s own stock and (ii) qualify for equity classification.  Because the warrants include a contingent feature that allows for the adjustment of the exercise price upon certain events, the warrants are no longer considered to be indexed to the Company’s own stock, and, as a result, no longer qualify to be classified as equity.  The Company measured the fair value of the warrants at the date of adoption and reclassified the amount from stockholders’ equity to liabilities.  The difference of $427 between the amounts previously credited to stockholders’ equity, totaling $2,184, and the fair value of the warrants, on the date of adoption, totaling $2,611, was recognized as an adjustment to accumulated deficit as the cumulative effect of a change in accounting principle.

On January 14, 2010, the Company issued a series of warrants to the holders of the Series A preferred stock as part of the Recapitalization Agreement.  The warrants entitle the holder to purchase 70 shares of Class B common stock at a weighted-average price of $59 per share and expire on December 14, 2019.  The warrants had an aggregate fair value of $3,834 upon issuance.  These warrants also include a contingent feature that allows for the adjustment of the exercise price upon certain events and accordingly, are accounted for as liabilities.

Upon issuance and as of April 30, 2010 and April 25, 2009, the Company used the Black Scholes option-pricing model to calculate the fair value of the warrants using the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.8%, volatility of 51%, and remaining contractual lives of 6.6 years to 9.6 years. The fair value of the warrants totaled $10,761 at April 30, 2010.

The changes in fair value of the warrants are recognized in the statement of operations commencing on April 25, 2009.  The Company recorded $4,316 as other expense in the statement of operations related to the changes in fair value of the warrants in 2010.

Share-Based Payments

The share based payments currently utilized by the Company include unvested shares, a Deferred Stock Unit Plan and stock options.  Fair value of these awards is measured based upon the fair value of the Class C common stock underlying the awards or the Black-Scholes option-pricing model for stock options.  Compensation expense is recognized on a straight-line basis over the shorter of the vesting term or the implicit term in which a performance condition is expected to be met.  Substantially all outstanding awards at April 30, 2010 are expected to vest.

The fair value of the common stock underlying all awards has been determined by the Board of Directors after considering a broad range of factors, including results of an appraisal obtained from an independent third-party valuation, the illiquid nature of an investment in the Company’s common stock, the rights of other security holders, the Company’s historical financial performance and cash flows, the financial position of the Company, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of the Company’s equity in private transactions negotiated at arm’s length, if any.

Unvested Shares of Common Stock

The Company has granted unvested shares of Class C common stock to certain employees.  The unvested shares vest based on the achievement of financial targets as defined in the restricted stock agreements.  Prior to the date of the Recapitalization Agreement, the unvested shares were accounted for as equity awards.  All outstanding unvested restricted shares shall become fully vested upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased, and the holders of the unvested shares have the right to redeem the shares for cash upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased.   As such, the shares are accounted for as liabilities in the period following the date that the Recapitalization Agreement was executed as it is now deemed probable that the awards will be settled in cash.  Compensation totaling $3,291, previously recognized in equity was reclassified to liabilities and the awards were remeasured to fair value commencing at the date of the Recapitalization Agreement.  All outstanding awards will be subject to remeasurement at each reporting date until the awards are settled or forfeited.  Changes in fair value will be recognized in the statement of operations and these changes may be significant.

A summary of the activity with respect to unvested shares for the fiscal year ended April 30, 2010 is as follows:

		Weighted
		Average Grant Date
	Shares	Fair Value
Outstanding at April 25, 2009	129.88	$45,510
Granted	17.17	$71,630
Forfeited	(1.33)	$37,500
Outstanding at April 30, 2010	145.72	$48,660

The weighted-average grant-date fair value of shares granted in fiscal 2010 was $71.63.  The Company recognized compensation expense related to these shares of $5,068 during the fiscal year ended April 30, 2010.  There was $5,004 of total unrecognized compensation cost related to unvested shares, measured as of April 30, 2010.  The unrecognized cost is expected to be recognized over a period of 1.5 years, and may change in future periods.

Deferred Stock Units

The Deferred Stock Unit Plan provides for the granting of units to key employees of the Company.  Each unit is convertible into a 1/1,000 fractional share of the Company’s Class C non-voting common stock.  Subject to certain holding period restrictions following conversion, the holder of the non-voting common stock can put the shares back to the Company at the then fair value.  The Company has similar call rights.  Units typically vest over five years.  The Company recorded compensation expense related to this plan of $1,387 during the fiscal year ended April 30, 2010.

As a result of the Recapitalization Agreement, a total of 36 deferred stock units were modified to add a provision that provides that the stock units shall become fully vested upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased, and the holders of the unvested shares have the right to redeem the units for cash upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased.  As such, the modified stock units are accounted for as liabilities in the period following the date that the Recapitalization Agreement was executed as it is now deemed probable that the awards will be settled in cash.  Compensation totaling $1,026 previously recognized in equity was reclassified to liabilities and the awards were remeasured to fair value at the date of the Recapitalization Agreement.  The carrying value of the deferred stock units accounted for as liabilities at April 30, 2010 totaled approximately $2,323.  The modified awards will be subject to remeasurement at each reporting date until the awards are settled or forfeited.  Changes in fair value will be recognized in the statement of operations and these changes may be significant.

A summary of the deferred stock unit activity for the fiscal year ended April 30, 2010 is as follows:

		Weighted
		Average Grant Date
	Units	Fair Value
Outstanding at April 25, 2009	75,914	$68.71
Granted	—	$46.00
Settled for Class C shares	(7,699)	$81.34
Forfeited	(800)	$81.34
Outstanding at April 30, 2010	67,415	$67.12

Vested and expected to vest at April 30, 2010	67,415	$67.12

Exercisable at April 30, 2010	56,797

There was $1,050 of total unrecognized compensation cost, measured as of April 30, 2010, related to deferred stock units, which cost is expected to be recognized over a period of 1.5 years.

Stock Options

On January 14, 2010, the Company adopted a nonqualified stock option plan under which 69.147 shares have been authorized for grants.  Upon adoption of this plan there were 69.147 options granted with a weighted average exercise price of $84.  All of the options granted during 2010 remain outstanding at April 30, 2010 and have a remaining contractual term of 9.6 years.  The options are not vested but are expected to vest and become exercisable no later than September 30, 2011.  The options, which expire in ten years, become exercisable upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased.  Upon exercise, the holders of the options have the right to redeem the shares for cash upon a sale of the Company or refinancing in which the interests of the holders of the Series A preferred stock are redeemed or repurchased.  As such, the stock options are accounted for as liabilities as it is deemed probable that the awards will be settled in cash.

Upon issuance and as of April 30, 2010, the Company used the Black Scholes option-pricing model to calculate the fair value of the options using the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.8%, volatility of 51%, and expected term of 1.7 years at the date of issuance and 1.4 years at April 30, 2010.  The grant date fair value of the options totaled $18 per share.  Total compensation expense recognized in fiscal 2010 was $324.  There was $1,579 of total unrecognized compensation cost, measured as of April 30, 2010, related to options, which cost is expected to be recognized over a period of 1.5 years.  The options will be subject to remeasurement at each reporting date until the awards are settled or forfeited.  Changes in fair value will be recognized in the statement of operations and these changes may be significant.

The expected dividend yield assumption is based on the Company’s history and expectation of not paying any dividend. The risk free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The Company based its expected volatility based on the volatilities of similar public entities.  The expected term, 1.7 years at issuance and 1.4 years at April 30, 2010, coincides with the period over which the holders of the Series A preferred stock are expected to redeem their interests in the Company.